TearLab
9980 Huennekens St, Suite 100
San Diego, CA 92121
858 455-6006
Fax 858-812-0540

May 15, 2015

Dear Wes:

TearLab Research, Inc., (the “Company”) is pleased to offer you the position of Chief Financial Officer reporting to Elias Vamvakas, Chief Executive Officer. Your specific job duties and responsibilities may change from time to time as determined by the Company’s management in its sole discretion. If you decide to join, you will receive annual salary of $250,000.00, which will be paid semimonthly in accordance with the Company’s normal payroll procedures and will be subject to the usual, required withholding. Your employment status will be exempt and as an exempt employee, you will not be eligible to receive overtime compensation. Your performance will be subject to an annual review by your supervisor. As an employee, you will also be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company. Your employee benefits, if you choose to participate, are effective on your first day of hire. The details of these employee benefits are explained in Exhibit A. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

You will be eligible to receive 50% of your salary as an annual bonus, which will be prorated from your date of hire (based on the number of calendar days you are employed) for your first year of employment. This bonus has been established by the Company’s Board of Directors in its sole discretion, and the Company reserves to the right to modify such bonus at any time. In no event will any bonus payable to you be paid later than March 15 of the calendar year following the calendar year in which the bonus is earned.

If you choose to join our company there will be a one lump sum payment of $40,000.00 less all applicable withholdings, payable within the first payroll you are eligible for. This is to replace the monetary toss for your current separation agreement with your employer. In the event that you voluntarily terminate your employment for any reason whatsoever within the year of your start date, you will be required to repay the full sum back.

In addition, if you decide to join the Company, it will be recommended to the Company’s Board of Directors that the Company grant you an option to purchase 200,000 shares of the Company’s Common Stock. The option will have a per share exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. One-third (1/3rd) of the shares subject to the option shall vest annually on each anniversary of the date of grant, subject to your continuing employment or service with the Company through each such date; provided, however, that upon a Change of Control (as defined in Exhibit B), this award and any other options you may hold will immediately become 100% vested and exercisable. This option grant shall be a stand-alone inducement award that will be granted outside of the Company’s 2002 Stock Incentive Plan, and except as provided herein, the option shall be subject to a Stock Option Agreement to be entered by and between the Company and you, including vesting requirements. The terms and conditions of such Stock Option Agreement shall be provided to you at a later date. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment or service with the Company.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes atwill employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least 30 days’ notice. Notwithstanding the foregoing, you may be entitled to certain severance benefits upon a qualifying termination of your employment, as provided in Exhibit B.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. As a condition of your employment, you are also required to sign and comply with an AtWill Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and nondisclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

This letter is our formal offer of employment and requires your written acceptance. If you accept our offer, your first day of employment will be July 6, 2015. If our offer is acceptable to you, please countersign this letter below and return the signed original or scanned copy to me by 5:00 pm on May 22, 2015. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or preemployment negotiations, whether written or oral, This letter, including, but not limited to, its atwill employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by May 29, 2015.

We look forward to your favorable reply and to working with you at the Company.

Sincerely,

/s/ Elias Vamvakas
Elias Vamvakas
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Wes Brazell
Printed Name:	Wes Brazell
Date:	May 15, 2015

Exhibit A

Employee benefits:

●	Sick Leave

●	Reimbursement of monthly cell phone charges (via Concur)

●	Military Leave of Absence

●	Pregnancy Disability Leave of Absence

●	Unpaid Family School Partnership Leave

●	Lactation Break

●	Voting Leave

●	Jury and Witness Duty Leave

●	Bereavement Leave

●	Vacation- On an accrual basis per pay period

Years	Days
Month 0-12	15 days
Month 12-24	16 days
Month 24-36	17 days
Each Additional Year	Increase by 1 day
Maximum Accrual of Vacation hours equivalent to 30 days

●	Holidays

●	Health Insurance (Co-Pay)

●	Vision Insurance (Co-Pay)

●	Dental Insurance (Co-Pay)

Exhibit B

Termination by Executive

You may terminate your employment with the Company at any time by providing the Company with at least three (3) months of notice in writing. During the resignation notice period, you will be required to perform the duties set forth in this letter. Notwithstanding, upon receipt of your resignation (other than with respect to a resignation within twelve (12) months of the occurrence of a Change in Control as defined below), the Company may, in its sole and absolute discretion, terminate your employment before the date the resignation was to be effective, and the Company will, in full satisfaction of its obligations to you: (a) continue to pay your base salary in accordance with the Company’s payroll practices until the date the resignation was to be effective up to a maximum of three (3) months, subject to the terms and conditions of Exhibit A hereof; (b) reimburse the outstanding expenses, properly incurred by you until the date your employment ceases; and (c) pay you a pro-rated bonus in a lump sum calculated as at the date your employment ceases as soon as administratively practicable after the termination by the Company, but in no event will any such pro-rated bonus be paid after the later of: (i) the fifteenth (15th) day of the third (3rd) month after the end of the Company’s fiscal year in which such bonus is earned, or (ii) March 15 following the calendar year in which such bonus is earned.

Termination by Company for Cause, Death or Disability

The Company may terminate your employment at any time with cause and without prior notice or any further obligations by the Company. On the termination of your employment for cause or on your death or disability, the Company will, in full satisfaction of its obligations to you: (a) pay your base salary and vacation pay accrued until the date your employment ceases; and (b) reimburse the outstanding expenses properly incurred by you until the date your employment ceases. If your termination occurs due to your death or disability, you will be entitled to a pro-rated bonus calculated as at the date your employment ceases, which shall be paid in a lump sum as soon as administratively practicable after termination by you, but in no event will any such pro-rated bonus be paid after the later of: (i) the fifteenth (15th) day of the third (3rd) month after the end of the Company’s fiscal year in which such bonus is earned, or (ii) March 15 following the calendar year in which such bonus is earned.

Termination by Company without Cause or Resignation on Change of Control

The Company may terminate your employment at any lime without cause (other than for death or disability), on providing written notice. You may resign due to a material adverse change in your terms and conditions of employment within six (6) months following the occurrence of a Change in Control as defined below, on providing written notice within thirty (30) days of the events constituting a material adverse change and a cure period of not less than thirty (30) days for the Company to cure any such material adverse change; provided, however, that such resignation must occur within thirty (30) days following the end of such cure period. If the Company terminates your employment without cause (other than for death or disability) or if the executive resigns, in each case, in accordance with this Exhibit B, then subject to the terms and conditions of Exhibit C, the Company will, in full satisfaction of its obligations to you:

(a) Pay a lump sum amount equal to: (i) two (2) times your annual base salary in effect at the time of the termination, plus (ii) two (2) times the average of the bonus paid to you in the two (2) years preceding the year of termination; and

(b) Reimburse you for the cost of group health benefit plan premiums for up to eighteen (18) months from the date your employment ceases. Such reimbursements shall be made concurrent with any obligation owed to you by the Company under the U.S. federal COBRA law, to the extent applicable. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA premium reimbursements without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage for you and/or your eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you and/or your eligible dependents elect COBRA continuation coverage and will commence on the month following your termination of employment and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount equal to eighteen (18) payments. Any such taxable monthly payments that otherwise would have been paid to you within the sixty (60) days following your termination date instead will be paid on the sixty-first (61st) day following your termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required by Appendix C). For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

Change of Control

“Change of Control” means:

(a) any transaction or series of transactions, whether by way of consolidation, amalgamation or merger of the Company, with or into any other person, other than an affiliate of the Company as defined in the Ontario Business Corporations Act as amended (an “Affiliate”);

(b) any transfer, conveyance, sale, lease, exchange or otherwise of all or substantially all of the assets of the Company, to any other person, other than an Affiliate;

(c) more than fifty percent (50%) of the directors of the Company in office (i) were not directors of the Company on the same day in the immediately preceding calendar year and (ii) were not proposed by the directors of the Company existing prior to their appointment or election;

(d) the lawful acquisition, directly or indirectly and by any means whatsoever, by any person, or by a group of persons acting jointly or in concert, of that number of voting shares of the Company, which is forty percent (40%) or more of the total voting shares issued and outstanding immediately after such acquisition, unless another person or group of persons has previously lawfully acquired and continues to hold a number of voting units which represents a greater percentage than the first-mentioned person or group of persons; or

(e) the directors of the Company by resolution deem that a Change in Control has occurred or is about to occur.

Consequences of Termination

Upon termination of your employment for any reason, the Company will pay your base salary and vacation pay accrued until the date your employment ceases and reimburse your expenses properly incurred until the date your employment ceases. The termination of your employment terminates any officer positions you may hold pursuant to this letter, and you agree to sign any documentation necessary to due effect to this Exhibit B, or to give effect to any pro forma resolutions of the Company in respect of the period prior to termination of your employment.

Exhibit C

To the extent any severance benefits will be made under this letter, they will be delayed as necessary pursuant to (A) the Release requirement described below and (B) the provisions of Section 409A of the U.S. Internal Revenue Code of l 986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (“Section 409A”), each as outlined below.

Release Requirement

The receipt of any severance pay and benefits under this letter is subject to your signing and not revoking a standard release of claims with the Company (the “Release”) and provided that the Release becomes effective and irrevocable within sixty (60) days following your termination of employment (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance benefits under this letter.

Severance pay and benefits under this letter will commence or be paid, as applicable, on the sixtieth (60th) day following the date of your termination of employment, or, if later, such time as required by the paragraphs below. Except as required by the paragraphs below, any lump sum or installment payments that would have been made to you during the sixty (60) day period immediately following your termination of employment but for the preceding sentence will paid on the first payroll period following the sixtieth (60th) day following your termination of employment and the remaining payments will be made as provided in this letter.

Section 409A

Notwithstanding anything to the contrary in this letter, no severance benefits to be paid or provided to you, if any, pursuant to this letter or otherwise that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this letter or otherwise, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of your separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this letter is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).

Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the Section 409A Limit will not constitute a Deferred Payment.

For purposes of this letter, “Section 409A Limit” will mean two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your separation from service occurs.

All reimbursements and in-kind benefits under this letter that provide for a “deferral of compensation” within the meaning of Section 409A (i) shall be made no later than the last day of the calendar year that immediately follows the calendar year in which Employee incurred the expense; (ii) not be subject to liquidation or exchange for another benefit or payment; (iii) provided to Employee in any calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; and (iv) except as specifically provided herein, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided on or prior to termination (except that a plan providing medical or health benefits may, to the extent permitted by Section 409A impose a generally applicable limit that may be reimbursed or paid). To the extent applicable, reimbursements that provide for a “deferral of compensation” within the meaning of Section 409A are intended to constitute compliant deferred compensation payable on a specified date or fixed schedule in accordance with the requirements set forth under U.S. Treasury Regulation Section 1.409A-3(i)(1)(iv).

The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.